UNITED STATES
SECURITIES EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2010

ERF Wireless, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-27467 (Commission File Number)	76-0196431 (I.R.S. Employer Identification No.)
2911 South Shore Boulevard, Suite 100, League City, Texas (Address of Principal Executive Offices)	77573 (Zip Code)

N/A

(Former name or former address, if changed since last report)

Registrant’s telephone number, including area code:  (281) 538-2101

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On February 4, 2010, the audit committee of the board of directors ERF Wireless, Inc. (the “Company”), in consultation with our management, determined that the Company's financial statements for the fiscal year ended December 31, 2008 should no longer be relied upon and should be restated.  This determination was made following a review by the Company of its treatment of the conversion of certain debt under the Company’s revolving credit facility, as further described below.

On December 31, 2008, the Company issued 2,000,000 shares of Preferred A Stock to reduce the Angus Capital line of credit by $3,000,000.  As set forth in Financial Accounting Standards No. 157 “Fair Value Measurement”, the fair market value of the Series A Preferred Stock exchanged for the $3,000,000 of debt was subsequently determined to be $6,580,000 rather than $3,000,000, and the Company has determined to incur a loss on extinguishment of debt of $3,580,000.

This additional $3,580,000 loss on extinguishment of debt resulted in increasing the net loss applicable to common shareholders for the year ended December 31, 2008 to $11,742,000 from $8,162,000 and increasing both basic and diluted loss per share to $0.15 from $0.10. The restated consolidated financial statements for 2008 will include the balance sheet, statement of operations, statement of shareholders’ equity and statement of cash flow.

As a result of this $3,580,000 non-cash charge associated with the debt conversion, the Company intends to file an amendment to its annual report on Form 10-K for the fiscal year ended December 31, 2008 containing restated financial statements on or prior to February 19, 2010.

The board of directors, through its audit committee, has discussed with LBB & Associates Ltd., LLP, who serves as our current independent registered public accounting firm, the matters disclosed in this report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ERF Wireless, Inc.

By:	/s/ H. Dean Cubley
Dr. H. Dean Cubley, Chief Executive Officer

DATE:    February 15, 2010